UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14C INFORMATION

                 Information Statement Pursuant to Section 14(c)
                     Of the Securities Exchange Act of 1934

[x]  Filed by the registrant
[ ]  Filed by a party other than the registrant

Check the appropriate box:


[ ]  Preliminary Information Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[x]  Definitive Information Statement


                           IN TOUCH MEDIA GROUP, INC.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified In Charter)
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
1)  Title of each class of securities to which transaction applies:
_______________________________________
2)  Aggregate number of securities to which transaction applies:
_______________________________________
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
_______________________________________
4)  Proposed maximum aggregate value of transaction:
_______________________________________
5)  Total fee paid:

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:
2) Form, Schedule or Registration Statement No. 3) Filing Party: 4) Date Filed:

--------------------------------------------------------------------------------

                              INFORMATION STATEMENT

                           IN TOUCH MEDIA GROUP, INC.
                             206 SOUTH MYRTLE AVENUE
                            CLEARWATER, FLORIDA 33756

This information statement is circulated to advise the stockholders of actions to be taken without a meeting upon the written consent of the holders of a majority of the outstanding shares of the Voting Capital Stock of the Company. Management is not soliciting proxies because a sufficient number of shares have provided written consent to the actions.

             WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
                             NOT TO SEND US A PROXY.

The matter upon which action is being taken is:

     The election of three directors to serve until the 2007 annual meeting of stockholders and until their successors are elected and qualified; and

The shareholders holding shares representing 67.5% of the votes entitled to be cast at a meeting of the Company's shareholders consented in writing to the proposed actions. The approval by the shareholders will not become effective until 20 days from the date of the mailing of this Information Statement to the Company's shareholders.

If the proposed actions had not been adopted by written majority shareholder consent, it would have been necessary for these actions to be considered by the Company's Shareholders at a Special Shareholder's Meeting convened for the specific purpose of approving the actions.

The elimination of the need for a special meeting of the shareholders to approve the actions is authorized by Section 607.0704 of the Florida Business Corporation Act, (the "Florida Law"). This Section provides that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on a matter were present and voted, may be substituted for the special meeting. According to the Company's by laws, a majority of the outstanding shares of voting capital stock entitled to vote on the matter is required in order to elect directors.


The date on which this Information Statement was first sent to the shareholders is on or about August 15, 2006. The record date established by the Company for purposes of determining the number of outstanding shares of voting capital stock of the Company is August 11, 2006 (the "Record Date").



OUTSTANDING VOTING STOCK OF THE COMPANY
---------------------------------------

As of the Record Date, there were 35,987,111 shares of Common Stock issued and outstanding. The Common Stock constitutes the sole outstanding class of voting securities of the Company. Each share of Common Stock entitles the holder to one
(1) vote on all matters submitted to the shareholders.

Dissenter's Rights of Appraisal

The Company is distributing this Information Statement to its stockholders in full satisfaction of any notice requirements it may have under the Securities and Exchange Act of 1934, as amended, and the Florida Law. No dissenters' rights under the Florida Law are afforded to the company's stockholders as a result of the action described herein.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of shares of the Company's Common Stock owned as of the Record Date beneficially by (i) each person who beneficially owns more than 5% of the outstanding Common Stock, (ii) each director of the Company, (iii) the President and Chief Executive Officer of the Company, the executive officers and significant employees of the Company whose cash and non-cash compensation for services rendered to the Company for the year ended December 31, 2005 exceeded $100,000), and (iv) directors, executive officers, and significant employees as a group:

Name and Address of Beneficial Owner (1)(7)                          Number                Common Stock Percent (2) (3)
-------------------------------------------                          ------                ----------------------------
Laura A. Betterly & Steve Blom                                     11,886,999                       33.0%
Robert and Antola Cefail                                            4,321,351                       12.0%
Linda Batdorf                                                       4,604,342                       12.8%
The RC&A Group, Inc. (3)                                            3,477,908                        9.7%
Kenneth N. Hankin (4)                                               1,627,661                        4.5%
Midtown Partners & Co., LLC (5)                                     2,500,000                        6.9%
Compass International Consulting, Inc. (6)                          1,800,000                        5.0%
                                                                   ----------                       ----
All officers and directors as a group                              24,290,600                         66%

(1) Except as otherwise indicated, the address of each beneficial owner is c/o In Touch Media Group, Inc., 205 Myrtle Avenue South, Clearwater, Florida 33756.
(2) Calculated on the basis of approximately 35,987,111 shares of common stock outstanding as of June 15, 2006 except that shares of common stock underlying options and warrants exercisable within 60 days of the date hereof are deemed to be outstanding for purposes of calculating the beneficial ownership of securities of the holder of such options or warrants.
(3)  The RC&A Group, Inc. is an affiliate of Mr. and Mrs. Cefail.
(4) Mr. Hankin is a former officer, director and founder of Universal Healthcare Management Systems, Inc. He resigned in April 2005 in connection with the merger between Universal and In Touch.
(5) Represent placement agent warrants. See "Circumstances under which Selling Security Holders acquired Securities".
(6) Represents 1,250,000 shares issued in January 2006 as consideration for corporate consulting services and 600,000 common stock purchase warrants.
(7) Excludes up to 25,000,000 shares of our common stock, which are issuable to VICIS in connection with the conversion of a $1,000,000 convertible note, and exercise of related common stock purchase warrants. VICIS has entered into an agreement which provides that it will not acquire any additional shares of our common stock in the open market, convert the note into common stock or exercise warrants should the effect of such a purchase, exercise or conversion would be to increase VICIS' equity ownership above 4.9%. Accordingly, because it is not as anticipated that VICIS would acquire beneficial ownership within the next 60 days of shares of our common stock above 4.9% underlying warrants or conversion privileges and accordingly such amounts are excluded from the above table.


--------------------------------------------------------------------------------

                              ELECTION OF DIRECTORS

     Our directors are elected annually by the stockholders to serve until the next annual meeting of stockholders and until their respective successors are duly elected. Our current bylaws fix the size of the Board of Directors at no fewer than one and no more than seven members, to be elected annually by a plurality of the votes cast by the holders of Common Stock, and to serve until the next annual meeting of stockholders and until their successors have been elected or until their earlier resignation or removal. Currently, there are three (3) directors. Our Board of Directors met in person or acted by unanimous written consent approximately six times during fiscal year ended 2005 and each of our Directors attended these meetings. We currently do not compensate any of our Directors for serving on the Board. We intend to adopt compensation packages for our Board members during fiscal 2006.

     Shareholders holding shares representing 67.5% of the votes entitled to be cast at a meeting of the Company's shareholders, consented in writing to the election of the directors named below. The approval by the shareholders will not become effective until 20 days from the date of the mailing of this Information Statement to the Company's shareholders.

     The following table sets forth certain information concerning the nominees for director:

     ROBERT CEFAIL, DIRECTOR, VICE PRESIDENT. Mr. Cefail, along with Ms. Betterly, founded the Company in 2002. Mr. Cefail is primarily responsible for our business and sales strategy as well as day-to-day sales and business development. Prior to founding the Company, Mr. Cefail was involved in a variety of business ventures in the telecommunications industry, including Inmate Phone Service in Puerto Rico, structuring long-distance carrier mergers and acquisitions and assisting in the marketing and development of private phone companies, through Robert Cefail & Associates, Inc. Mr. Cefail is the husband of Toli Cefail.

     LAURA A. BETTERLY, CHIEF EXECUTIVE OFFICER, CHIEF FINANCIAL OFFICER, DIRECTOR. Ms. Betterly is also a founder of the Company. Previously, she was co-founder of an MP3 software company, PCDI.COM. Ms. Betterly has a background in accounting and also has administrative and marketing experience. Ms. Betterly has extensive public speaking experience, and has spoken extensively to the music industry on such topics as artist issues, copyright issues, First Amendment issues, Internet tools and new distribution solutions for independent artists. Ms. Betterly is the wife of Stephen Blom, our Vice President - Research and Development.

     TOLI CEFAIL, DIRECTOR. Ms Cefail has been a marketing professional for more than 20 years, and has an administrative and regulatory background. She is involved in implementing and developing administrative structure and procedures of the Company and assisting in the development and execution of the Company's marketing and business plans. She is the wife of Robert Cefail.

BOARD OF DIRECTOR COMPENSATION

     We currently do not compensate any of our Directors for serving on the Board.

COMMITTEES OF THE BOARD

     The Board of Directors has not established a Compensation or Audit Committee and the usual functions of such committees are performed by the entire Board of Directors. Laura Betterly is deemed our financial expert. She is not independent. We do not have a standing nominating committee for the Board.

OUR DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

     The following table sets forth certain information with respect to each person who is a director or an executive officer as of March 31, 2006.


NAME                      AGE     POSITION

Laura A. Betterly         45      Chief Executive Officer,
                                  Chief Financial Officer, Director

Robert Cefail             47      Chairman of the Board of Directors, Vice
                                  President of Marketing and Sales

Toli Cefail               39      Director

Linda Barrigon            55      Secretary

Stephen Blom              42      Vice President - Research and Development

Executive officers are appointed by the Board of Directors and, subject to the terms of their employment agreements, serve until their successors are duly elected and qualify, subject to earlier removal by the Board of Directors. Directors are elected at the annual meeting of shareholders to serve for their term and until their successors are duly elected and qualify, or until their earlier resignation, removal from office, or death. The remaining directors may fill any vacancy in the Board of Directors for an unexpired term. The term of the current directors continues until the next annual meeting of shareholders to be held in 2006. Mr. Zender has been a director since August 1997, Mr. Hill since October 1997, Mr. Conner since October 1998, and Messrs. Kendall and Salas since July 2005.

BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS, DIRECTORS AND SIGNIFICANT EMPLOYEES

Resumes for Ms Betterly, Ms. Cefail and Mr. Cefail appear above.

     LINDA BARRIGON, SECRETARY. Ms. Barrigon graduated summa cum laude from Brooklyn College with a BA in Education. Since formation of the Company in 2002, she has been involved in the administration of the Company and assists Mr. Cefail and Ms. Betterly in their day-to-day affairs. From 1995 to 2002, she was an officer of Robert Cefail & Associates, Inc., a telecommunications business development company (including mergers and acquisitions), servicing small to medium six companies. This company is an affiliate of Mr. Cefail. She has also held other positions in other entities founded by Mr. Cefail.

     STEPHEN BLOM is primarily responsible for the development of new products and services and has significant input in our marketing strategy. Mr. Blom is an entrepreneur. In 2001 he left retirement and began educating himself about Internet technologies. He has been assisting In Touch since 2002. Mr. Blom is the husband of Laura A. Betterly.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table shows the compensation paid or accrued by the Company for the fiscal years ended December 31, 2005 and 2004 to or for the account of the Chief Executive Officer, President, and executive officers, and significant employees of the Company who received benefits or annual salary and bonus of $100,000 or more during the stated periods.

                                              ANNUAL COMPENSATION                           LONG-TERM COMPENSATION AWARDS
                                        --------------------------------------    -----------------------------------------------
                                                                                  RESTRICTED
                                                                  OTHER ANNUAL      STOCK       OPTIONS/   LTIP       ALL OTHER
NAME & PRINCIPAL                               SALARY     BONUS   COMPENSATION     AWARD(S)       SARS    PAYOUTS    COMPENSATION
POSITION                                YEAR     ($)       ($)        ($)            (#)          (#)       ($)          ($)
Laura A. Betterly,(1)(2)                2005   $224,335    -0-       $   -0-      $       --        --       -0-          -0-
Chief Executive Officer, Chief          2004   $147,360    -0-       $   -0-      $       --        --       -0-          -0-
Financial Officer                       2003   $132,480    -0-       $   -0-      $       --        --       -0-          -0-

Robert Cefail,(1)(2)                    2005   $188,278    -0-       $   -0-              --        --       -0-          -0-
Vice President - Sales and Marketing    2004   $114,675    -0-       $   -0-              --        --       -0-          -0-
                                        2003   $123,275    -0-       $   -0-      $       --        --       -0-          -0-

Linda Barrington,(1)                    2005   $ 59,837    -0-       $   -0-              --        --       -0-          -0-
Secretary                               2004   $ 38,225    -0-       $   -0-              --        --       -0-          -0-
                                        2003   $ 41,090    -0-       $   -0-      $       --        --       -0-          -0-

Kenneth Hankin,(3)                      2005   $     --     --       $    --      $       --        --        --           --
Former Chief Executive Officer,         2004   $ 52,400     --            --      $1,500,000        --        --           --
Former Chief                            2003   $104,000     --            --              --        --        --           --
Operations Officer

(1) Represents payments made to these individuals since April 21, 2005, which was the official date of the reverse merger with In Touch Media Group, Inc.

(2) Represents compensation paid to affiliated entities. See "Management and Other Agreements".

(3) Effective April 21, 2005, Mr. Hankin resigned as an officer and director. However we are obligated to make certain payments and have other obligations to Mr. Hankin. See "Certain Relationships and Related Transactions".

OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                              Percent of Total
                             Number of          Options/SARs
                             Securities           Granted
                             Underlying        to Employees/      Exercise      Fair Market Value
                            Options/SARs         Directors         or Base         At date of         Expiration
   Name of Individual       Granted (1)        In Fiscal Year       Price             Grant              Date
-------------------------   ------------      ----------------    --------      -----------------     ----------

   None

During the fiscal year ended December 31, 2005, no executive officer or director was granted or exercised options to purchase shares of our common stock.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUE

                                                     Number of Securities              Value of Unexercised
                                                    Underlying Unexercised                 In-The-Money
                  Shares                                 Options/SARs                      Options/SARs
Name of         Acquired on         Value           at Fiscal Year End (#)             at Fiscal Year End($)
Individual     Exercise (#)     Realized (1)       Exercisable/Unexercisable         Exercisable/Unexercisable
----------     ------------     ------------       -------------------------         -------------------------
None                                                             -0-                             -0-

(1) Value Realized represents the market value of the underlying securities on the exercise date minus the exercise price of such options.

MANAGEMENT AND OTHER AGREEMENTS

     In June 2005, we entered into an agreement with The RC&A Group, Inc., an entity controlled by Robert Cefail and Toli Cefail, to provide us with sales and marketing, new business development and administration services. This agreement expires June 11, 2008, is renewable for successive one year terms, and is cancelable by either party by providing written notice at least 45 days prior to the agreement's expiration. Compensation under this agreement is $6,000 per week and is to be increased by 6% on the first date of each successive renewal. The consultant will also be entitled to various fringe benefits that are provided by us to our executive officers. In addition, the consultant shall receive options to purchase 250,000 shares of our common stock each quarter, at a price equal to 50% of the price of such shares on the date of the execution of this agreement, provided certain revenue measures are met. The consultant shall also receive options to purchase 250,000 shares of our common stock, at the same discount mentioned above, provided certain profitability measures are met. Since these measures have not been met, no options have been issued and/or are due under this agreement. We have paid this entity $161,059 during the year ended December 31, 2005 in connection with this management agreement.

     In June 2005, we entered into an agreement with Steve and Laura Show, Inc., an entity controlled by Laura A. Betterly, to provide us with executive officer, research and development and other consulting services. This agreement expires June 11, 2008, is renewable for successive one year terms, and is cancelable by either party by providing written notice at least 45 days prior to the expiration of the engagement term in effect. Compensation under this arrangement is $6,000 per week and is to be increased by 6% on the first date of each successive renewal. The consultant will also be entitled to various fringe benefits that are provided by us to our executive officers. In addition, the consultant shall receive options to purchase 250,000 shares of our common stock each quarter, at a price equal to 50% of the price of such shares on the date of the execution of this agreement, provided certain revenue measures are met. The consultant shall also receive options to purchase 250,000 shares of our common stock, at the same discount mentioned above, provided certain profitability measures are met. Since these measures have not been met, no stock options have been issued and/or are due under this agreement. We have paid this entity approximately $147,900 during the year ended December 31, 2005 in connection with this management agreement.

     We have reached an agreement in principle to cancel these management agreements and replace them with employment agreements for our officers and employees who were the principals of these entities. We have not reached definitive terms regarding such employment agreements. However, we anticipate that each of the four (4) individuals would be entitled to a $1,000 a week base salary plus bonuses based upon our revenues and profitability. Any such employment agreements will be on terms that are deemed fair and reasonable and no more beneficial than if negotiated on an arms-length basis.

                                          (a)                    (b)                            (c)
                                Number of Securities to    Weighted Average       Number of Securities Remaining
                                be Issued Upon             Exercise Price of      Available for Future Issuance Under
                                Exercise of                Outstanding Options,   Equity Compensation Plans
                                Outstanding Options,       Warrants, and Rights,  (Excluding Securities Reflected in
    Plan Category(1)(2)         Warrants, and Rights                              Column (a))
------------------------------  -------------------------  ---------------------  -----------------------------------
Equity Compensation Plans
Approved by Stockholders                  -0-                    N/A                           -0-
Equity Compensation Plans
Not Approved by Stockholders              -0-                    N/A                           -0-
Total                                     -0-                                                  -0-

(1) Exclude warrants issued to investors in connection with capital raising transactions not approved by our stockholders.

(2) See the discussion under "Employee Equity Incentive Plans" immediately below.

EMPLOYEE EQUITY INCENTIVE PLANS

     In connection with our November 2005 financing, we adopted an Equity Incentive Plan which reserves 10,000,000 shares of our common stock for issuance to employees, officers, directors, consultants and advisors. We anticipate that this Plan will be approved by a majority of our shareholders. The Plan provides for the issuance of non-qualified stock options, qualified stock options and restricted stock awards on such terms and conditions as determined by the Board of Directors.


                                OTHER INFORMATION

Section 16(a) of the Securities Exchange Act of 1934 requires officers and Directors of the Company and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in their ownership with the Securities and Exchange Commission, and forward copies of such filings to the Company. Based on the copies of filings received by the Company, during the most recent fiscal year, the directors, officers, and beneficial owners of more than ten percent of the equity securities of the Company registered pursuant to Section 12 of the Exchange Act, have filed on a timely basis, all required Forms 3, 4, and 5 and any amendments thereto.

                         FINANCIAL AND OTHER INFORMATION

For more detailed information regarding the Company, including financial statements, you may refer to our most recent Form 10-KSB for the period ended December 31, 2005 and other periodic filing with the Securities and Exchange Commission ("SEC)" which we file from time to time. This information may be found on the SEC's EDGAR database at www.sec.gov.


                   COST OF INFORMATION STATEMENT AND DELIVERY
            OF DOCUMENTS TO MULTIPLE SHAREHOLDERS SHARING AN ADDRESS

We will bear the cost of preparing, printing, and mailing this Information Statement.

One Information Statement will be delivered to multiple shareholders sharing an address unless we receive contrary instructions from such shareholders. Upon receipt of such notice, we will undertake to deliver promptly a separate copy of the Information Statement to the shareholder at a shared address to which a single copy of the documents was delivered. In the event you desire to provide such notice to us with respect to this Information Statement or any future Annual Report, Proxy Statement or Information Statement, such notice may be given verbally by telephoning our offices at (727) 465-0925 or by mail to 205 South Myrtle Avenue, Clearwater, Florida 33756.

                                   CONCLUSION

As a matter of regulatory compliance, we are sending you this Information Statement which describes the purpose and effect of the actions and Amendment. Your consent to the actions and Amendment is not required and is not being solicited in connection with this action. This Information Statement is intended to provide our shareholders information required by the rules and regulations of the Securities Exchange Act of 1934.

      WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THE ATTACHED MATERIAL IS FOR INFORMATIONAL PURPOSES ONLY.


By Order of the Board of Directors

/s/ Robert Cefail
---------------------------------

Date:


August 11, 2006


Robert Cefail
Chairman